                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [_]

Check the appropriate box:

[_]  Preliminary proxy statement

[X]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Solicitation material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Information Resources, Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
          6(j)(2).

     [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

- - --------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

     [_]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


     (1)  Amount previously paid:

- - --------------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

     (3)  Filing party:

- - --------------------------------------------------------------------------------

     (4)  Date filed:

- - --------------------------------------------------------------------------------


- - -------------------------
/1/Set forth the amount on which the filing fee is calculated and state how it was determined.

                          INFORMATION RESOURCES, INC.
                            150 NORTH CLINTON STREET
                            CHICAGO, ILLINOIS 60661

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 26, 1994

To the Stockholders of
 Information Resources, Inc.

  Notice Is Hereby Given that the Annual Meeting of the stockholders of INFORMATION RESOURCES, INC. (the "Company"), will be held at the offices of the Company, 150 North Clinton Street, Chicago, Illinois 60661, on Thursday, May 26, 1994, at 10:00 am Central Daylight Time, for the purpose of considering and acting upon the following matters:

    1. To elect four directors to the Board of Directors of the Company, each to serve for a term of three years; and

    2. To consider and act upon such other business as may properly come before the Meeting.

  Stockholders of record as of the close of business on April 15, 1994, will be entitled to notice of and to vote at the Meeting. The transfer books will not be closed. For ten days prior to the Meeting, a list of stockholders entitled to vote at the Meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 150 North Clinton Street, Chicago, Illinois 60661 and will be subject to inspection by any stockholder at any time during the Company's usual business hours. The list will also be available for inspection by any stockholder during the Meeting. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

  The annual report of the Company for the year 1993 is being mailed to all stockholders of record and accompanies this Proxy Statement.

                                          By order of the Board of Directors,
                                          Information Resources, Inc.

                                          LOGO
                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
May 2, 1994

                                PROXY STATEMENT

                          INFORMATION RESOURCES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 26, 1994

                              GENERAL INFORMATION

  This Proxy Statement is being furnished to the stockholders of Information Resources, Inc., a Delaware corporation (the "Company"), 150 North Clinton Street, Chicago, Illinois 60661, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of stockholders to be held on May 26, 1994, and any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is May 2, 1994.

  Stockholders are urged to sign the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the proxy committee (i) for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve), and (ii) in the discretion of such proxy committee, upon such matters not presently known or determined which may properly come before the Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

  A stockholder who has given a proxy may revoke it at any time before it is voted by (i) a subsequently dated proxy, (ii) written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

  The Company has one class of stock outstanding, common stock, $.01 par value per share ("Common Stock"). On March 16, 1994, 25,728,833 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the Meeting. Stockholders of record as of the close of business on April 15, 1994 are entitled to notice of and to vote at the Meeting. There are no cumulative voting rights with respect to the election of directors.

                            OWNERSHIP OF SECURITIES

  The following table shows the total number of shares of Company Common Stock beneficially owned as of March 16, 1994, and the percentage of Company Common Stock so owned as of that date, with respect to each person who is known to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL  PERCENT
   NAME OF BENEFICIAL OWNER                                OWNERSHIP(1) OF CLASS
   ------------------------                                ------------ --------
   Jennison Associates Capital Corp.(2)...................  2,419,200     9.40%
   466 Lexington Avenue
   New York, New York 10017
   IDS Financial Corporation(2)...........................  1,515,615     5.89
   IDS Tower 10
   Minneapolis, Minnesota 55440
   GeoCapital Corporation(2)..............................  1,369,585     5.32
   767 Fifth Avenue
   New York, New York 10153

  The following table shows the total number of shares of Company Common Stock beneficially owned as of March 16, 1994, and the percentage of Company Common Stock so owned as of that date with respect to (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"), and (iii) all directors and executive officers as a group:

                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL  PERCENT
   NAME OF BENEFICIAL OWNER                               OWNERSHIP(1) OF CLASS
   ------------------------                               ------------ --------
   Magid Abraham.........................................    111,103        *
   James G. Andress......................................   263, 626     1.01%
   Gerald J. Eskin.......................................    406,543     1.58
   Edwin E. Epstein......................................     20,086        *
   Gian M. Fulgoni.......................................    472,618     1.82
   John D.C. Little......................................    188,449        *
   Leonard M. Lodish.....................................     28,345        *
   Edward E. Lucente.....................................      3,750        *
   Edith W. Martin.......................................      3,750        *
   George G. Montgomery, Jr..............................     15,650        *
   Jeffrey P. Stamen.....................................    126,338        *
   Glen L. Urban.........................................     48,390        *
   Thomas M. Walker......................................    155,534        *
   Thomas W. Wilson, Jr..................................      3,750        *
   All directors and executive officers as a group (17
    persons).............................................  2,044,640     7.63

- - --------
*  Less than 1.0%

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The number of shares disclosed for the following individuals includes stock options which are exercisable within 60 days in the following amounts: (i) Magid Abraham--103,026 options; (ii) James G. Andress--263,626 options; (iii) Gerald J. Eskin-- 39,776 options; (iv) Edwin E. Epstein--3,750 options; (v) Gian M. Fulgoni-- 168,258 options; (vi) John D.C. Little--10,315 options; (vii) Leonard M. Lodish--26,811 options; (vi) Edward E. Lucente--

   3,750 options; (vii) Edith W. Martin--3,750 options; (viii) George G. Montgomery, Jr.--6,250 options; (ix) Jeffrey P. Stamen--126,338 options; (x) Glen L. Urban--10,322 options; (xi) Thomas M. Walker--155,534 options; (xii) Thomas W. Wilson, Jr.--3,750 options; and (xiii) certain executive officers not named above--133,782 options.

(2) Number of shares is based upon information set forth in Schedule 13G filed with the Securities and Exchange Commission ("SEC") for calendar year end 1993, which indicates that such shares are held on behalf of numerous clients of the stockholder, a registered investment advisor.

  Section 16(a) of the Securities Exchange Act of 1934 (the "Section 16") sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent stockholders of a publicly-held company. To the Company's knowledge, all filing requirements were satisfied by the Company's directors and executive officers, except that Glen L. Urban, a director of the Company, inadvertently failed to file one report with respect to an open-market sale of Company Common Stock. This transaction was subsequently disclosed on a Section 16 report after the required filing deadline. In making the foregoing disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the Section 16 reports that they have filed with the SEC.

                             ELECTION OF DIRECTORS

                 (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

  The By-Laws of the Company provide that the number of directors of the Company shall not be less than five nor more than 15 and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at 15. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes and that the directors will be elected to hold office for terms of three years or until their successors are elected and qualified. Those directors identified below as nominees for election have been nominated for election to full three-year terms ending in 1997. Also listed below are the remaining directors of the Company whose terms expire as indicated below. If the listed nominees are elected at the Meeting, the Board of Directors will have two vacancies. It is anticipated that the Board will take action at its next regularly scheduled meeting to reduce the size of the Board to 13.

  It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the listed nominees. Proxies will not be voted for a greater number of nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, as of the date of this proxy statement, officials of the Company know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

                                          POSITIONS WITH COMPANY, BUSINESS
NAME                            AGE       EXPERIENCE, AND OTHER POSITIONS
- - ----                            --- -------------------------------------------
A. NOMINEES FOR ELECTION:
Gerald J. Eskin, Ph.D..........  59 Co-founder of the Company; Vice Chairman since December 1981; Director since 1977;
                                    Professor of Marketing at the University of
                                    Iowa since 1974 (currently adjunct status).
John D.C. Little, Ph.D.........  66 Director of the Company since 1985; Profes-
                                    sor of Management Science at The Sloan
                                    School of Management, Massachusetts Insti-
                                    tute of Technology.
George G. Montgomery, Jr.......  60 Director of the Company since 1982; Manag-
                                    ing Director of Hambrecht & Quist Incorpo-
                                    rated, investment bankers. Employed by
                                    Hambrecht & Quist Incorporated since 1983
                                    and was a general partner of its predeces-
                                    sor from 1981 until January 1983.
Glen L. Urban, Ph.D............  54 Director of the Company since January 1986;
                                    Professor of Management Science at The
                                    Sloan School of Management, Massachusetts
                                    Institute of Technology; Director of The
                                    Dexter Corporation.
B. TERMS EXPIRING IN 1995:
Gian M. Fulgoni................  46 Chairman of the Board of Directors of the
                                    Company since February 1991; Chief Execu-
                                    tive Officer since January 1986; Vice
                                    Chairman from November 1988 until February
                                    1991; President and Chief Operating Officer
                                    from December 1981 until November 1989; Di-
                                    rector since 1981; Director of PLATINUM
                                    technology, inc. and U.S. Robotics, Inc.

                                          POSITIONS WITH COMPANY, BUSINESS
NAME                            AGE       EXPERIENCE, AND OTHER POSITIONS
- - ----                            --- -------------------------------------------
James G. Andress...............  55 President and Chief Operating Officer of
                                    the Company since March 1994; Chief Execu-
                                    tive Officer since May 1990; Vice Chairman
                                    from July 1993 until March 1994; President
                                    from November 1989 until July 1993; Chief
                                    Operating Officer from November 1989 until
                                    May 1990; Director since November 1989;
                                    Chairman of the Board of Directors of
                                    SmithKline Beecham Healthcare Products and
                                    Services from July 1989 until November
                                    1989; Chairman of the Board of Directors of
                                    Beecham Pharmaceuticals from July 1988 un-
                                    til July 1989; President and Chief Operat-
                                    ing Officer of Sterling Drug, Inc. from May
                                    1985 until July 1988; Director of the
                                    Liposome Co., Inc., NeoRx Corp., Sepracor,
                                    Inc., Genelabs Technologies, Inc., Genetics
                                    Institute, Inc., OptionCare, Inc., America
                                    Online, Inc., Walsh International, Inc. and
                                    Allstate Insurance Co., Inc.
Leonard M. Lodish, Ph.D........  50 Director of the Company since January 1986;
                                    Samuel R. Harrell Professor of the Market-
                                    ing Department at The Wharton School of
                                    Business, University of Pennsylvania; Di-
                                    rector of Franklin Electronic Publishing,
                                    Geotek Industries and J & J Snack Foods,
                                    Inc.
Edith W. Martin, Ph.D..........  48 Director of the Company since 1991; Vice
                                    President and Chief Information Officer for
                                    INTELSAT since 1992; Vice President of High
                                    Technology Center for The Boeing Company
                                    from 1984 to 1992; Director of Medtronic,
                                    Inc. and Immunex, Inc.
Thomas W. Wilson, Jr...........  62 Director of the Company since 1991; Senior
                                    Partner of McKinsey & Company, management
                                    consultants, from 1973 until 1990 (re-
                                    tired); Director of UNIQUEST, Inc.
C. TERMS EXPIRING IN 1996:
Edwin E. Epstein...............  70 Director of the Company since 1987; Presi-
                                    dent of Retailing Insights, Inc., food in-
                                    dustry consultants, since 1971.

                                           POSITIONS WITH COMPANY, BUSINESS
NAME                             AGE       EXPERIENCE, AND OTHER POSITIONS
- - ----                             --- -------------------------------------------
Edward E. Lucente...............  54 Director of the Company since 1991; Head of world-wide sales and marketing of Digital
                                     Equipment Corp. from March 1993 until April
                                     1994; Executive Vice President of Northern
                                     Telecom Limited from January 1992 until
                                     March 1993; Member of the Executive Office
                                     of Northern Telecom Limited from February
                                     1991 until March 1993; Senior Vice Presi-
                                     dent of Marketing for Northern Telecom Lim-
                                     ited from February 1991 until January 1992;
                                     President and Representative Director of
                                     IBM World Trade Asia Corporation from 1988
                                     until February 1991; Corporate Vice Presi-
                                     dent of International Business Machines
                                     Corporation ("IBM") from 1981 until Febru-
                                     ary 1991; Member of IBM's Corporate Manage-
                                     ment Board from February 1986 until Febru-
                                     ary 1991; Director of Genicom Corporation.
Jeffrey P. Stamen...............  48 Vice President of the Company since January
                                     1986; President--IRI Software (formerly
                                     known as the Software Products Group) since
                                     February 1991; President of the DSS Divi-
                                     sion from February 1988 until February
                                     1991; Employed by the Company in senior
                                     management positions since June 1985; Di-
                                     rector since March 1994.
Thomas M. Walker................  46 Executive Vice President and Chief Finan-
                                     cial and Administrative Officer of the Com-
                                     pany since March 1994; President of the Fi-
                                     nance and Administration Division since
                                     September 1990; Chief Financial Officer and
                                     Treasurer from September 1990 until March
                                     1994; Director since March 1994; Vice Pres-
                                     ident of Finance and Administration and
                                     Chief Financial Officer of Praxis
                                     Biologics, Inc. from 1988 until September
                                     1990; Corporation Director of Finance and
                                     Administration of Sterling Drug, Inc. from
                                     1986 until 1988; Vice President of Finance
                                     and Planning for the Japan-Canada-Austra-
                                     lia-Pacific International Group and the
                                     world-wide Chemical Group of Sterling Drug,
                                     Inc. from 1983 until 1986.

MEETINGS OF THE BOARD OF DIRECTORS

  During 1993, the Board of Directors met six times, and all members, except for Mr. Thomas J. Burrell, attended at least 75% of the Board meetings and their respective Committee meetings. Mr. Burrell resigned from the Board on September 8, 1993, and attended 25% of the Board meetings and all of his respective Committee meetings held prior to his resignation.

  The Board of Directors maintains an Executive Committee, Audit Committee, and Human Relations Committee and Executive Stock Option Committee. The Company has no nominating committee. The nominating function is performed by the Executive Committee, which has not established any policy or procedure for considering nominees recommended by stockholders.

  The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the By-Laws or limited by the provisions of the Delaware General Corporation Law. During 1993, the Executive Committee was composed of Messrs. Fulgoni, Andress, Eskin and Magid Abraham. The Committee met formally and informally on a regular basis during 1993 and took action at a meeting on six occasions and by unanimous written consent on 12 occasions. Effective as of March 16, 1994, the Committee was increased to seven persons. The Executive Committee is currently composed of Messrs. Fulgoni, Andress, Eskin, Epstein, Little, Walker and Wilson.

  The Audit Committee recommends to the Board of Directors the appointment of the independent accountants for the following year and reviews the scope of the audit, the independent auditors report and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting policies. The Audit Committee is composed of Messrs. Epstein, Urban and Wilson. The Audit Committee met during 1993 on two occasions.

  The Human Relations Committee, formerly known as the Compensation Committee, is responsible for making determinations regarding salaries and other compensation for the Company's executive officers. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's directors and executive officers pursuant to the Information Resources, Inc. 1992 Executive Stock Option Plan (the "Executive Stock Option Plan"). The Human Relations Committee met on two occasions during 1993. The Committee is currently composed of Messrs. Lodish and Montgomery and Dr. Martin. During 1993, the Committee was composed of Messrs. Epstein, Lodish and Montgomery.

  The Executive Stock Option Committee is responsible for making determinations regarding the grant of stock options from time to time to the Company's directors and executive officers pursuant to the Company's Executive Stock Option Plan. During 1993, the Executive Stock Option Committee met on one occasion and approved all director and executive stock option grants throughout the course of the year. The Committee is currently composed of Mr. Montgomery and Dr. Martin. During 1993, the Committee was composed of Messrs. Epstein and Montgomery.

                             EXECUTIVE COMPENSATION

  The following information regarding compensation is given with respect to the Chief Executive Officers and the three other highest paid executive officers of the Company (the "Named Executive Officers").

REPORT ON EXECUTIVE COMPENSATION

  The Company's compensation committee of the Board of Directors, called the Human Relations Committee (the "Committee"), is responsible for determining the annual salary, bonus, incentive stock option awards and other compensation of the Company's executive officers. The Committee is composed entirely of outside, non-management directors.

  The goals of the Company's compensation programs are to align executive compensation with the Company's performance, and to attract, retain and reward executive officers who contribute to the Company's success within a highly competitive industry. The programs are intended to support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation in future years. Section 162(m) disallows a tax deduction by any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a named executive officer, unless compensation is performance based. The Committee has determined that, while Section 162(m) should be given consideration in compensating executive officers, the Committee's current philosophy should not be arbitrarily altered in order to limit or maintain executive compensation within the Section 162(m) deduction limit. Since the targeted salary and bonus potential of each of the Named Executive Officers is well below the $1 million threshold and options granted to the Named Executive Officers under the Executive Stock Option Plan will meet the requirement of being performance based, the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company for its 1994 taxable year.

 Compensation of Executive Officers Generally

  The Company's fundamental compensation philosophy is to relate the total compensation package for an executive officer directly to his or her contribution to the Company's performance objectives. Each executive's incentive, or "at risk," compensation is directly tied to the achievement of both Company and individual objectives, including both quantitative and qualitative objectives (though quantitative, strategic and tactical objectives are emphasized). Although the performance objectives of each executive officer may differ depending upon the role and responsibilities within the management team, the performance objectives for the executive officers as a group generally include the following: (i) Company revenues and earnings per share;
(ii) business unit revenues and profitability; and (iii) qualitative objectives toward tactical and strategic goals. Depending upon the individual executive officer, these qualitative objectives may include successful new product introductions; the development and implementation of systems and procedures to provide cost controls; and the furtherance of international expansion, among other objectives.

  The Company's executive compensation package consists of three principal components: (i) base salary; (ii) potential for an annual cash bonus based upon Company, business unit and individual performance; and (iii) the opportunity to earn equity-based incentives (i.e. stock options) to reward individual performance, which is intended to encourage continued superior achievement and to further align management and stockholder interests. The Company generally seeks to position its executive compensation package for each executive position at a level which is higher than the industry average for outstanding performance. The Company seeks to measure its total compensation package against that of a broad group of comparable and general industry companies. For this purpose, the Committee has used the compensation surveys of a major compensation consulting firm. The compensation surveys reviewed by the Committee were generally oriented to service and software companies with revenues comparable to the revenues of the Company as a whole or, where applicable, to companies with revenues comparable to the revenues of the Company's two principal operating groups, the "Information Services Group" and "IRI Software." Although several of the companies that are included in these compensation surveys utilized by the Committee are also included in the industry index cited in the Performance Graph shown below, both the compensation surveys and performance graph index are broad surveys including information about companies that are not on both company lists.

  Salary. The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, Company and individual performance for the previous year, contractual provisions in employment agreements, as well as competitive market data on salary levels. Following the 1992 fiscal year, the Committee generally awarded merit salary increases to the Company's executive officers which were paid during 1993. As reflected by the performance of the Company during 1992, the Committee concluded that the executive officers satisfactorily achieved or exceeded their performance objectives during 1992 and awarded appropriate salary increases that were paid during 1993.

  Cash Bonuses. Each year the Company's group and applicable divisional presidents set individual and relevant group and/or divisional performance objectives which are approved by the Company's Chief Executive Officers. Although these performance objectives may vary from person to person, the greatest weight is placed on objectives that are tied directly to group and/or divisional contribution to the Company's profit. At the beginning of each year, target cash bonuses (based as a percentage of each executive officer's salary) are set for each executive officer. Bonus targets ranged from 28.5% to 30% for executive officers during 1993. Depending upon the level of achievement of these quantitative and qualitative objectives, a particular executive officer may be awarded a cash bonus that meets, exceeds or falls short of his or her target percentage bonus. However, the Committee retains the discretionary authority to either increase or decrease the bonus or, if applicable, not pay the executive officer a bonus for the year based on its evaluation of qualitative factors as well as the Company's long-term and short-term operating results. In 1993, consistent with a Company plan adopted in 1992, each executive officer of the Company received one-third of his or her cash bonus potential in stock options. Such options were granted in 1993 and vested in March 1994. In lieu of the balance of the 1993 earned cash bonus, each executive officer will also receive (at the executive officer's election) options to acquire Company stock. The Company granted in April 1994 fully vested options equaling 125% of each executive officer's earned cash bonus determined based upon an evaluation of each executive officer's performance for 1993. Based upon their 1993 achievements, the executive officers, as a group, were entitled to receive approximately 85% of their 1993 cash bonus potential.

  Option Grants. During 1993, the Company awarded stock options to its executive officers (i) in lieu of a portion of an executive officer's anticipated and earned 1993 cash bonus (as described above), (ii) as a reward for performance for outstanding services rendered in 1992 and (iii) as an inducement to a key person to join the Company's executive management team. See table entitled "Stock Option Grants in Last Fiscal Year" below. The Committee believes that stock based incentives for executive officers are an important feature of the Company's executive compensation package. Except for special option grants, such as options granted in lieu of a cash bonus, stock options granted to executive officers generally vest over a four-year period and are typically granted with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The ultimate value of stock options is directly tied to the value of a share of Common Stock. In determining the size and terms of stock option performance grants, the Committee focused primarily on individual performance and results for calendar year 1992 which, in certain cases, substantially exceeded expectations.

 Compensation of the Chief Executive Officers

  The Office of the Chief Executive is currently served by two members, Mr. Gian M. Fulgoni, also Chairman of the Board of Directors, and Mr. James G. Andress, also President and Chief Operating Officer of the Company. Messrs. Fulgoni and Andress were compensated in 1993 utilizing the same philosophy and general criteria used for other executive officers as described above. Principal objectives of the Chief Executive Officers for 1993 included (i) the attainment of specific revenue, profit margin and earnings per share thresholds, (ii) the improvement of Company cash flow, (iii) the furtherance of international expansion, and (iv) the improvement of service quality, among other objectives.

  During 1993, Messrs. Fulgoni and Andress each received a $330,750 salary. This reflects a five percent increase over the salary amount paid in 1992. Consistent with the Company's 1992 salary increase deferral plan, neither of Messrs. Fulgoni or Andress received a salary increase in 1992. Each of Mr. Fulgoni's and Mr. Andress' 1993 cash bonus potential was targeted at 30% of their base salary. Based upon their 1993 achievements, both Mr. Fulgoni and Mr. Andress were entitled to receive 80% of their 1993 cash bonus potential. Both have elected to receive stock options in 1994 in lieu of the balance of their respective 1993 cash bonuses. During 1993, Mr. Fulgoni and Mr. Andress received stock options (i) in lieu of their 1992 cash bonuses (13,696 each), (ii) in lieu of a portion of cash bonuses for services rendered in 1993 (6,678 each) and (iii) as performance options as compensation for services performed in 1992 (100,000 each). One third of the performance options (33,333) granted to each of Mr. Fulgoni and Mr. Andress begin vesting on each of the first, second and third anniversary dates of the grant. Each one-third tranche of such options then vest over a four year period in equal annual installments. Accordingly, the total vesting period for such option grant is six years. See table entitled "Stock Option Grants in the Last Fiscal Year" below.

  It is the Committee's view that each of Mr. Fulgoni's and Mr. Andress' total compensation package was based on an appropriate balance of (i) the Company's performance in 1993 (or 1992 in the case of the 1993 performance options), (ii) individual performance levels and (iii) competitive standards.

  The foregoing report has been approved by current and former members of the Committee.

                                          The Human Relations Committee

                                          George G. Montgomery, Jr., Chairman*
                                          Edwin E. Epstein**
                                          Leonard M. Lodish
                                          Edith W. Martin*
- - --------
*Also a member of the Executive Stock Option Committee.
**Former member. Served during 1993.

SUMMARY COMPENSATION TABLE

  The following table sets forth all compensation to the Named Executive Officers for services rendered to the Company for the Company's last three fiscal years:

                                                   LONG TERM
                                                  COMPENSATION
                             ANNUAL COMPENSATION     AWARDS
                            --------------------- ------------
                                                   NUMBER OF
                                                   SECURITIES
NAME AND                                           UNDERLYING      ALL OTHER
PRINCIPAL POSITION          YEAR  SALARY   BONUS    OPTIONS     COMPENSATION(10)
- - ------------------          ---- -------- ------- ------------  ---------------
Gian M. Fulgoni............ 1993 $330,750 $     0   120,374(1)      $1,826
 Chairman of the Board..... 1992  315,000       0    55,735(2)       1,746
 and Chief Executive
 Officer................... 1991  314,654       0    39,790(3)           *
James G. Andress........... 1993  330,750       0   120,374(1)       2,698
 President, Chief
 Executive................. 1992  315,000       0    55,735(2)       2,618
 Officer and Chief
 Operating................. 1991  314,654       0    39,790(3)           *
 Officer
Magid Abraham.............. 1993  258,096       0   204,129(4)       2,698
 Vice Chairman and Chief... 1992  205,000  44,270    55,576(5)       2,618
 Development Officer....... 1991  204,192  66,000     8,842(3)           *
Jeffrey P. Stamen.......... 1993  239,398       0   155,735(6)       2,698
 President--IRI............ 1992  222,600  56,683    26,055(7)       2,618
 Software.................. 1991  222,355  66,296    14,086(3)           *
Thomas M. Walker........... 1993  210,000       0    79,010(8)       2,520
 Executive Vice President.. 1992  209,999  42,294    25,267(9)       2,618
 and Chief Financial and... 1991  203,538  59,689    10,526(3)           *
 Administrative Officer

- - --------
  *Not required to be reported.
(1) Includes 13,696 options granted in lieu of the cash bonus for services rendered in 1992, 100,000 performance options granted for services rendered in 1992 and 6,678 options granted in lieu of a portion of the cash bonus for services rendered in 1993.
(2) Includes 14,000 options granted in lieu of the cash bonus for services rendered in 1991, 33,167 performance options granted for services rendered in 1991 and 6,678 options granted in lieu of a portion of the cash bonus for services rendered in 1992. Also includes 1,890 options granted in lieu of a salary increase for 1992.
(3) Represents performance options granted for services rendered in 1990.
(4) Includes 200,000 performance options granted for services rendered in 1992 and 4,129 options granted in lieu of a portion of the cash bonus for services rendered in 1993.
(5) Includes 50,000 performance options granted for services rendered in 1991, 4,346 granted in lieu of a portion of the cash bonus for services rendered in 1992 and 1,230 options granted in lieu of a salary increase for 1992.
(6) Includes 1,252 options granted in lieu of a portion of the cash bonus for services rendered in 1992, 150,000 performance options granted for services rendered in 1992 and 4,483 options granted in lieu of a portion of the cash bonus for services rendered in 1993.
(7) Includes 20,000 performance options granted for services rendered in 1991, 4,719 options granted in lieu of a portion of the cash bonus for services rendered in 1992 and 1,336 options granted in lieu of a salary increase for 1992.
(8) Includes 75,000 performance options granted for services rendered in 1992 and 4,010 options granted in lieu of a portion of the cash bonus for services rendered in 1993.

(9) Includes 20,000 performance options granted for services rendered in 1991, 4,007 options granted in lieu of a portion of the cash bonus for services rendered in 1992 and 1,260 options granted in lieu of a salary increase for 1992.
(10) Represents contributions made by the Company to the Information Resources, Inc. 401(k) Retirement Savings Plan.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options made during the Company's last fiscal year to each of the Named Executive Officers:

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                             ANNUAL RATES OF STOCK
                                                                              PRICE APPRECIATION
                               INDIVIDUAL GRANTS                              FOR OPTION TERM(6)
                         -------------------------------                     ---------------------
                         NUMBER OF
                         SECURITIES   % OF TOTAL OPTIONS
                         UNDERLYING       GRANTED TO
                          OPTIONS        EMPLOYEES IN    EXERCISE EXPIRATION
NAME                      GRANTED        FISCAL YEAR     PRICE(5)    DATE        5%         10%
- - ----                     ----------   ------------------ -------- ---------- ---------- ----------
Gian M. Fulgoni.........  113,696(1)         3.2%         $27.50   04/21/03  $1,966,327 $4,983,059
                            6,678(2)          .2           28.75   02/28/03     120,743    305,987
James G. Andress........  113,696(1)         3.2           27.50   04/21/03   1,966,327  4,983,059
                            6,678(2)          .2           28.75   02/28/03     120,743    305,987
Magid Abraham...........  200,000(3)         5.7           27.50   04/21/03   3,458,920  8,765,584
                            4,129(2)          .1           28.75   02/28/03      74,655    189,191
Jeffrey P. Stamen.......  151,252(4)         4.3           27.50   04/21/03   2,615,843  6,629,060
                            4,483(2)          .1           28.75   02/28/03      81,056    205,411
Thomas M. Walker........   75,000(4)         2.1           27.50   04/21/03   1,297,095  3,287,094
                            4,010(2)          .1           28.75   02/28/03      72,504    183,739

- - --------
(1) Represents 13,696 options granted on April 21, 1993 in lieu of the cash bonus for services rendered in 1992, 1,474 of which became exercisable on the date of grant and the remainder of which are exercisable in quarterly installments beginning on the first anniversary of the grant date and for the next three anniversaries thereafter. Also represents 100,000 performance options granted on April 21, 1993 for services rendered in 1992, which are exercisable in the following manner: (i) 8,334 options exercisable on the first and sixth anniversaries of the grant date; (ii) 16,666 options exercisable on the second and fifth anniversaries of the grant date; and (iii) 25,000 options exercisable on the third and fourth anniversaries of the grant date.
(2) Represents options granted on February 28, 1993 in lieu of a portion of the cash bonus for services rendered in 1993, which became fully exercisable on March 31, 1994.
(3) Represents performance options granted on April 21, 1993 for services rendered in 1992, which are exercisable in quarterly installments beginning on the first anniversary of the grant date and on the next three anniversaries thereafter.
(4) Represents 1,252 options granted on April 21, 1993 in lieu of a portion of the cash bonus for services rendered in 1992, all of which became exercisable on the date of grant. Also represents 150,000 performance options granted on April 21, 1993 for services rendered in 1992, which are exercisable in quarterly installments beginning on the first anniversary of the grant date and for the next three anniversaries thereafter.
(5) Represents the fair market value of the Company's Common Stock on the date of grant.
(6) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the price of the Company's Common Stock.

AGGREGATE STOCK OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END STOCK OPTION VALUES

  The following table sets forth information concerning each exercise of stock options during the Company's last fiscal year by each of the Named Executive Officers and the fiscal year-end value of unexercised stock options:

                                                      NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                     UNDERLYING UNEXERCISED   THE-MONEY OPTIONS AT F-Y
                                                       OPTIONS AT F-Y END                END
                         SHARES ACQUIRED   VALUE    ------------------------- -------------------------
NAME                       ON EXERCISE    REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - ----                     --------------- ---------- ----------- ------------- ----------- -------------
Gian M. Fulgoni.........          0      $        0   115,715      187,339    $3,142,220   $2,914,481
James G. Andress........     30,000         720,625   223,859      171,796     6,101,862    2,487,037
Magid Abraham...........     95,000       2,469,549    80,833      208,317     2,279,900    3,129,250
Jeffrey P. Stamen.......     68,918       1,558,227    46,686      211,995       980,480    2,472,229
Thomas M. Walker........     40,151         854,542     6,260       99,274       114,245    1,290,504

PERFORMANCE GRAPH

  The following line graph compares the annual percentage change in the Company's cumulative total stockholder return on its Common Stock over the past five fiscal years with the cumulative total return of (i) the Standard & Poors 500 Composite Index and (ii) the Hambrecht & Quist Incorporated Technology Index. The cumulative total returns displayed below have assumed the reinvestment of a special dividend in October of 1990, declared in connection with the Company's tax-free spin off of VideOcart, Inc.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG INFORMATION RESOURCES, INC., S&P 500 INDEX AND
                HAMBRECHT & QUIST INCORPORATED TECHNOLOGY INDEX


Measurement Period           INFORMATION    S&P 500      H&Q TECHNOLOGY
(Fiscal Year Covered)        RESOURCES      INDEX        INDEX
- - -------------------          -----------    -------      --------------
Measurement Pt-12/88         $100           $100         $100
FYE 12/89                    $128.75        $131.69      $108.47
FYE 12/90                    $100           $127.60      $ 99.16
FYE 12/91                    $275           $166.47      $146.60
FYE 12/92                    $325           $179.15      $168.42
FYE 12/93                    $385           $197         $184

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with four of its Named Executive Officers. These agreements have been entered into with James G. Andress, President, Chief Executive Officer and Chief Operating Officer, Thomas
M. Walker, Executive Vice President and Chief Financial and Administrative Officer, Magid Abraham, Vice Chairman and Chief Development Officer, and Jeffrey P. Stamen, President--IRI Software. The Company intends to enter into an employment agreement with Gian M. Fulgoni, Chairman of the Board of Directors and Chief Executive Officer.

  Mr. Andress' agreement provides for a minimum base salary of $300,000 per year plus a bonus or other incentive compensation as the Board of Directors or the Executive Committee shall deem appropriate. Mr. Andress' agreement may be terminated by either party upon six months prior written notice. In the event Mr. Andress terminates the agreement for "Good Reason" (as defined in the agreement), he shall receive his base salary for the unexpired term of the agreement, and he may immediately exercise in full any unexercised stock options held by him. In addition, in the event the agreement is terminated for any reason, including the foregoing, Mr. Andress or his estate, as the case may be, shall have the right to exercise the stock options for a period of one year and one month thereafter. Upon Mr. Andress' death during the term of the agreement, the Company shall continue to pay his base salary to his spouse for a period of six months thereafter.

  Mr. Walker's agreement was amended and restated effective as of March 16, 1994. Mr. Walker's agreement provides for a minimum base salary of $280,000 per year, to be increased by not less than 6% each year and by such additional amount which is necessary to match the base salary of any other chief executive officer of any Company group. Mr. Walker's agreement also provides for a bonus or other incentive compensation as provided under any present or future incentive plan of the Company. Mr. Walker's agreement also provides for the grant of stock options to purchase 150,000 shares of Company Common Stock, one-third of which are immediately exercisable and the remainder of which become exercisable in equal amounts on the next two anniversaries of the date of the agreement, provided Mr. Walker is employed with the Company during that time. Mr. Walker's agreement may be terminated in the following manner: (i) by either party upon 24 months prior written notice; (ii) by the Company for "Cause" (as defined in the agreement); (iii) by Mr. Walker for "Good Reason" (as defined in the agreement); and (iv) upon the death of Mr. Walker. In the event the agreement is terminated by the Company for "Cause" or Mr. Walker for "Good Reason," he shall continue to be compensated as an employee of the Company for the 24 month period following termination or until he secures a new full-time position elsewhere, whichever occurs earlier. For the 24 month period following Mr. Walker's death, the Company shall pay his spouse, or his estate if his spouse is not then living, the base salary or disability payments in effect immediately prior to his death.

  Mr. Andress' and Mr. Walker's agreements both provide that all stock options held by the executive, or by his estate if the executive is not then living, may be exercised immediately in the event of a Change of Control. If for any reason such options are unexercisable at that time, the Company shall pay the executive or his estate an amount of cash equal to the difference between the exercise price of all such unexercisable options and the greater of: (i) the mean between the high and low price of one share of Common Stock on the date of such Change of Control or (ii) the highest price per share actually paid in connection with any Change of Control of the Company. A Change of Control generally includes any merger, consolidation or reorganization of the Company pursuant to which the Company or any entity controlled by it is not the surviving entity, or any change in beneficial ownership or power to vote 30% or more of the voting securities of the Company.

  Mr. Abraham's agreement provides for a minimum base salary and participation in all Company benefit plans on the same basis as other executive officers of the Company. Mr. Abraham's agreement may be terminated by either party upon six months prior written notice or by the Company in the event of cause, or upon Mr. Abraham's death or disability. Mr. Stamen's agreement provides for a minimum base salary and participation in all Company benefit plans on the same basis as other executive officers of the Company. Mr. Stamen's agreement may be terminated by either party upon 90 days written notice or by the Company in the event of cause, or upon Mr. Stamen's death or disability.

DIRECTOR COMPENSATION

  In 1993, directors who are not full-time employees of the Company each received a fee of $15,000 plus $1,500 for each Board meeting attended, with the exception of Mr. Lodish, who, pursuant to an employment/retainer agreement with the Company, received a fee of $25,000. See "Compensation Committee Interlocks and Insider Participation" below. Such directors also received $2,500 for each committee membership, except that the chairmen of the Audit Committee and the Compensation Committee (now known as the Human Relations Committee) each received a fee of $5,000. All directors are reimbursed for travel expenses. In addition to options disclosed elsewhere herein which were granted to certain directors who are also Named Executive Officers of the Company, the Company granted options to directors during 1993 to purchase the following shares: (i) 2,500 shares to Messrs. Epstein and Montgomery at an exercise price of $34.00;
(ii) 55,791 shares to Mr. Eskin at an exercise price of $28.75 for 2,501 options and $27.50 for the remaining 53,290 options; (iii) 6,088 shares to Mr. Little at an exercise price of $28.75 for 1,558 options and $27.50 for the remaining 4,530 options; and (iv) 10,000 shares to Mr. Lodish at an exercise price of $28.75 for 2,449 options and $27.50 for the remaining 7,551 options. In all cases, the exercise price of the options granted was equal to the fair market value per share of the Company's Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1993, the Compensation Committee of the Board of Directors (now known as the Human Relations Committee) consisted of Edwin E. Epstein, Leonard M. Lodish and George G. Montgomery, Jr. Mr. Montgomery is managing director of Hambrecht & Quist Incorporated, an investment banking firm. During 1992, Hambrecht & Quist Incorporated rendered certain investment banking services to the Company, all in the regular course of business. These services included acting as an underwriter of a public offering of Common Stock in 1992. The Company has also entered into an employment/retainer agreement with Mr. Leonard
M. Lodish, whereby the Company pays Mr. Lodish, as a part-time employee, a retainer of $2,500 per day for 3.5 days per month. The agreement also provides that Mr. Lodish be paid $25,000 per year for serving on the Board of Directors.

               MANAGEMENT RELATIONSHIPS AND RELATED TRANSACTIONS

  George G. Montgomery, Jr., a director of the Company, is managing director of Hambrecht & Quist Incorporated, an investment banking firm. During 1992, Hambrecht & Quist Incorporated rendered certain investment banking services to the Company, all in the regular course of business. These services included acting as an underwriter of a public offering of Common Stock in 1992.

The Company has also entered into an employment/retainer agreement with Mr. Leonard M. Lodish, whereby the Company pays Mr. Lodish, as a part-time employee, a retainer of $2,500 per day for 3.5 days per month. The agreement also provides that Mr. Lodish be paid $25,000 per year for serving on the Board of Directors.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Company's financial statements for the year ended December 31, 1993 have been audited by Grant Thornton, independent certified public accountants. Grant Thornton will be selected as the Company's independent certified public accountants for calendar year 1994. It is expected that representatives of Grant Thornton will attend the Meeting to make an appropriate statement if desired and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 1995 Annual Meeting of stockholders, the proposal must be received by the Company no later than January 2, 1995.

                               VOTING PROCEDURES

  Stockholders are urged to sign the accompanying form or forms of proxy, solicited on behalf of the Board of Directors of the Company, and to return it or them at once in the envelope provided for that purpose. The shares represented by proxies that are properly signed and returned will be voted in accordance with the stockholders' directions. If no direction is given, proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

  A stockholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. Attendance at the Meeting will not, in and of itself, constitute the revocation of a proxy.

  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders for determining whether a proposal has been approved, whereas broker non-votes are not. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will have no effect on the outcome of the election of directors.

                                 OTHER MATTERS

  The Company knows of no matters, other than those referred to herein, which will be presented at the Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

  All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

                                          By order of the Board of Directors,
                                          Information Resources, Inc.

                                          LOGO
                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
May 2, 1994

                                    (FRONT)
                                    -------


                          INFORMATION RESOURCES, INC.
                               150 NORTH CLINTON
                            CHICAGO, ILLINOIS 60661

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Gian M. Fulgoni, James G. Andress and Edward S. Berger as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Information Resources, Inc. (the "Company") held of record by the undersigned on April 15, 1994, at the Annual Meeting of stockholders to be held on May 26, 1994, or any adjournment thereof.

1.   ELECTION OF DIRECTORS

     ____ FOR all nominees listed below         ____ WITHHOLD AUTHORITY
          (except as marked to                       to vote for all nominees
          the contrary)                              listed below


     Gerald J. Eskin, Ph.D, John D.C. Little, Ph.D, George G. Montgomery, Jr., and Glen L. Urban, Ph.D

 (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).

   --------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                           (Continued on other side)



                                     (BACK)
                                     ------

                          (Continued from other side)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.



                                    Dated:______________________________________


                                    ____________________________________________
                                          Signature


                                    ____________________________________________
                                          Signature, if jointly held


      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.